Exhibit 4.3

STOCKHOLDERS’ AGREEMENT

dated as of

[•], 2021

among

PROFRAC HOLDING CORP.,

THRC HOLDINGS, LP

and

FARRIS WILKS

i

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) dated as of [•], 2021, is entered into by and among ProFrac Holding Corp., a Delaware corporation (the “Company”), THRC Holdings, LP, a Texas limited partnership (“THRC” and, together with any other member of the THRC Group executing a joinder, the “THRC Parties”), and Farris Wilks (“Farris” and, together with any other member of the Farris Group executing a joinder, the “Farris Parties”). The THRC Parties and the Farris Parties are each sometimes referred to herein individually as a “Principal Stockholder” and collectively as the “Principal Stockholders” and the Principal Stockholders and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, on [•], 2021, ProFrac Holdings, LLC, a Texas limited liability company (“ProFrac Holdings”), [•] and [•], entered into that certain Master Reorganization Agreement (the “Reorganization Agreement”);

WHEREAS, pursuant to the transactions contemplated by the Master Reorganization Agreement, the Principal Stockholders were issued an aggregate of [•] shares of Company Common Stock (as defined herein); and

WHEREAS, the Principal Stockholders and the Company desire to enter into this Agreement in order to, inter alia, (i) set forth certain of their rights, duties and obligations as a result of the transactions contemplated by the Master Reorganization Agreement; (ii) provide for the management, operation and governance of the Company; and (iii) set forth restrictions on certain activities in respect of the Company Common Stock, corporate governance, and other related corporate matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Additional Principal Stockholder” means any Other Stockholder that becomes a party to this Agreement by executing a joinder; provided, however, for so long as a THRC Party or Farris Party is party to this Agreement, no Other Stockholder may become a party to this Agreement without the consent of the THRC Parties and the Farris Parties, as applicable; provided further, that the consent of the Company shall not be required for any Other Stockholder to become an Additional Principal Stockholder.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the preamble.

“beneficial ownership,” including the correlative terms “beneficially own,” “beneficial owner,” “own,” and “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed by Law or governmental action.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended and/or restated from time to time.

“Chancery Court” shall have the meaning set forth in Section 5.1(a).

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended and/or restated from time to time.

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Closing” has the meaning given such term in the Reorganization Agreement.

“Company” has the meaning set forth in the preamble.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the Class A Common Stock and Class B Common Stock, considered as a single class.

“Company Group” means the Company, each Subsidiary of the Company from and after the Closing (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other Person that is controlled either directly or indirectly by the Company immediately after the Closing (in each case for so long as such Person continues to be controlled either directly or indirectly by the Company).

“Company Independent Director” means each director of the Company who (i) is an Independent Director and (ii) without limiting (i), (A) is not a THRC Director or a Farris Director, (B) for so long as this Agreement has not terminated with respect to the THRC Parties, is not a current director, officer or employee of, any member of the THRC Group, (C) for so long as this Agreement has not terminated with respect to the Farris Parties, is not a current director, officer or employee of, any member of the Farris Group, (D) for so long as this Agreement has not terminated with respect to the THRC Parties, has been determined by the Company Board (or a committee thereof) in good faith not to have any relationship with any member of the THRC Group that would be material to the director’s ability to be independent from the THRC Parties, (E) for so long as this Agreement has not terminated with respect to the Farris Parties, has been determined by the Company Board (or a committee thereof) in good faith not to have any relationship with any member of the Farris Group that would be material to the director’s ability to be independent from the Farris Parties and (F) is designated by the Company Board (or a committee thereof) as a Company Independent Director.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Farris” has the meaning set forth in the preamble.

“Farris Designee” has the meaning set forth in Section 3.1(b).

“Farris Director” has the meaning set forth in Section 3.1(b).

“Farris Group” means (i) Farris Wilks, (ii) Mr. Farris Wilks’ estate, (iii) Mr. Farris Wilks’ spouse, lineal descendants (whether by blood or adoption) and heirs (whether by will or intestacy), (iv) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members or which are Mr. Farris Wilks, Mr. Farris Wilks’ spouse or Mr. Farris Wilks’ lineal descendants (whether by blood or adoption) and heirs (whether by will or intestacy) and (v) any Affiliate of any of the Persons set forth in clauses (i) through (iv) for so long as such Affiliate is controlled by any of the Persons set forth in clauses (i) through (iv). For purposes of this paragraph, Mr. Farris Wilks’ estate shall be deemed party to this Agreement, subject to all rights and obligations hereof, pending settlement of such estate.

“Farris Parties” has the meaning set forth in the preamble.

“Final Termination Date” has the meaning set forth in Section 2.1.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Group” means the THRC Group, the Farris Group, the Principal Stockholder Group, or the Company Group, as the context requires.

“Independent Director” means a director who is independent under the Nasdaq listing rules.

“Initial Farris Group Shares” has the meaning set forth in the recitals.

“Initial Stockholder Shares” has the meaning set forth in the recitals.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar legally enforceable requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Nasdaq” means the Nasdaq Global Select Market.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by Law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Common Stock owned by such party, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Non-Principal Stockholder Designee” has the meaning set forth in Section 3.2(b).

“Other Stockholder” means a holder of Company Common Stock that is not a member of the THRC Group or the Farris Group.

“Party” and collectively, “Parties”, has the meaning set forth in the preamble.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Principal Stockholder Designees” has the meaning set forth in Section 3.1(b).

“Principal Stockholder Directors” has the meaning set forth in Section 3.1(b).

“Principal Stockholder Group” means the THRC Group, the Farris Group and any Additional Principal Stockholder.

“Principal Stockholders” has the meaning set forth in the preamble.

“ProFrac Holdings” has the meaning set forth in the recitals.

“Related Party Transaction” means any transaction (including any merger or consolidation of the Company with any other entity or association) or series of related transactions in which the Company or any member of the Company Group is a participant and any Principal Stockholder or any member of the Farris Group or the THRC Group (in each case, with respect to which this Agreement has not terminated) or any director has a direct or indirect material interest (other than an interest as a stockholder in the Company proportionate to its Company Stock ownership) other than a transaction or series of related transactions that involves goods, services, property or other consideration valued at less than $120,000 or that is otherwise de minimis in nature.

“Reorganization Agreement” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to a subject Person, any other Person of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest, or (iii) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its Subsidiaries.

“Termination Date” has the meaning set forth in Section 2.1.

“THRC” has the meaning set forth in the preamble.

“THRC Designee” has the meaning set forth in Section 3.1(b).

“THRC Director” has the meaning set forth in Section 3.1(b).

“THRC Group” means [(i) THRC Holdings, LP and any successor entity, (ii) Dan Wilks, (iii) Mr. Dan Wilks’ estate, (iv) Mr. Dan Wilks’ spouse, lineal descendants (whether by blood or adoption) and heirs (whether by will or intestacy), (v) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members or which are Mr. Dan Wilks, Mr. Dan Wilks’ spouse or Mr. Dan Wilks’ lineal descendants (whether by blood or adoption) and heirs (whether by will or intestacy) and (vi) any Affiliate of any of the Persons set forth in clauses (i) through (v) for so long as such Affiliate is controlled by any of the Persons set forth in clauses (i) through (v). For purposes of this paragraph, Mr. Dan Wilks’ estate shall be deemed party to this Agreement, subject to all rights and obligations hereof, pending settlement of such estate].

“THRC Parties” has the meaning set forth in the preamble.

“Transfer” means, directly or indirectly (whether by merger, operation of Law or otherwise), to sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any direct or indirect economic, voting or other rights in or to any Company Common Stock, including by means of (i) the Transfer of an interest in a Person that directly or indirectly holds such Company Common Stock or (ii) a hedge, swap or other derivative. “Transferred” and “Transferring” shall have correlative meanings.

“Trigger Date” has the meaning given such term in the Charter.

ARTICLE II

TERM

Section 2.1 Term and Termination. This Agreement is effective as of the date hereof and shall terminate automatically (a) with respect to the THRC Parties, on the first date that the THRC Parties, based on their collective ownership of Company Common Stock, would no longer have the right to nominate a THRC Designee pursuant to Section 3.1(b), and (b) with respect to the Farris Parties, on the first date that the Farris Parties, based on their collective ownership of Company Common Stock, would no longer have the right to nominate a Farris Designee pursuant to Section 3.1(b). Notwithstanding the foregoing, the provisions of Article V and Article VI, and any claim for breach of the covenants set forth in this Agreement, shall survive the termination of this Agreement. The date that this Agreement terminates with respect to the THRC Parties or the Farris Parties, as applicable, is referred to herein as such Parties’ “Termination Date.” The first date that this Agreement has terminated with respect to both the THRC Parties and the Farris Parties is referred to herein as the “Final Termination Date.”

ARTICLE III

CORPORATE GOVERNANCE MATTERS

Section 3.1 Board Composition.

The Company, each Principal Stockholder and each Additional Principal Stockholder agree to take all Necessary Action such that:

(a) The initial number of directors on the Company Board shall be five (5). The number of directors on the Company Board shall not be increased or decreased without the prior written consent of the Principal Stockholders. The Company Board shall initially be comprised of Matthew Wilks, Sergei Krylov, Terry Glebocki, Stacy Nieuwoudt and Gerald Haddock.

(b) Prior to the Trigger Date, the Company Board shall be comprised of (i) one director designated by the THRC Parties (a “THRC Designee” and any THRC Designee serving on the Company Board, a “THRC Director”), (ii) one director designated by the Farris Parties (a “Farris Designee” and, together with the THRC Designee, the “Principal Stockholder Designees” and any Farris Designee serving on the Company Board, a “Farris Director” and, together with the THRC Director, the “Principal Stockholder Directors”), (iii) three Company Independent Directors designated by the Company. The initial THRC Designee is Matthew Wilks, who shall be the initial THRC Director, and the initial Farris Designee is Sergei Krylov, who shall be the initial Farris Director. The initial Executive Chairman shall be Matthew Wilks. Prior to the Trigger Date, the Company’s Executive Chairman shall not be changed without the prior written consent of the Principal Stockholders.

(c) On and after the Trigger Date, the directors contemplated by Section 3.1(b) shall be divided into three classes in accordance with the Charter, each of which directors shall serve for staggered three-year terms, as follows:

(i) the class I directors shall include: one Company Independent Director designated by the Company Board, which designation shall be made prior to the effectiveness of the Trigger Date;

(ii) the class II directors shall include: two Company Independent Directors designated by the Company Board, which designation shall be made prior to the effectiveness of the Trigger Date; and

(iii) the class III directors shall include: (A) for so long as the THRC Group collectively owns Company Common Stock representing at least 5% of the outstanding shares of Company Common Stock, one THRC Designee, and (B) for so long as the Farris Group collectively owns Company Common Stock representing at least 5% of the outstanding shares of Company Common Stock, one Farris Designee.

Notwithstanding the foregoing, the initial term of the class I directors shall expire at the first annual meeting of stockholders of the Company held following the Trigger Date. The initial term of the class II directors shall expire at the second annual meeting of stockholders of the Company held following the Trigger Date. The initial term of the class III directors shall expire at the third annual meeting of stockholders of the Company held following the Trigger Date.

Section 3.2 Director Nomination Rights.

(a) No Principal Stockholder shall designate any Principal Stockholder Designee who it believes does not satisfy the requirements for service on the Company Board set forth in Section 2.9(A)(2)(d) (other than with respect to clause (ii)(B) of such Section) of the Bylaws or the rules and regulations of Nasdaq or applicable Law. Upon the identification of any Principal Stockholder Designee by a Principal Stockholder, the Company Board (or a committee thereof) shall promptly and in good faith consider each Principal Stockholder Designee. In the event that the Company Board (or a committee thereof) determines that the Principal Stockholder Designee fails to meet such requirements, such Principal Stockholder Designee shall not be nominated for election to the Company Board, and the applicable Principal Stockholder(s) shall have the right to designate an alternative applicable Principal Stockholder Designee for consideration. Upon their nomination to the Company Board and from time to time thereafter if reasonably requested by any Principal Stockholder, the Company Board (or a committee thereof) shall in good faith consider whether any Principal Stockholder Designee qualifies as a Company Independent Director.

(b) In connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting), but subject to the allocation of designees among the classes of directors pursuant to Section 3.1 for any annual or special meeting of the stockholders of the Company at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting) occurring on and after the Trigger Date, the Company Board (or a committee thereof) shall have the right to designate persons as nominees of the Company Board for election to each directorship for which a Principal Stockholder is not entitled to designate a Principal Stockholder Designee (each such designee, a “Non-Principal Stockholder Designee”).

(c) The Company shall cause each Principal Stockholder Designee and Non-Principal Stockholder Designee to be included in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of directors (including at any special meeting of stockholders held for the election of directors), and the Company Board (subject to its fiduciary duties) shall recommend such designees for election by the holders of Company Common Stock. Subject to the fiduciary duties of the Company Board, the Company shall use its reasonable best efforts to cause the election of each such Principal Stockholder Designee and Non- Principal Stockholder Designee, including soliciting proxies in favor of the election of such persons.

(d) From and after the date hereof, any vacancy on the Company Board that results from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of any director from office or from any other cause shall, unless otherwise required by law, be filled (A) prior to the Trigger Date, by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, or by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote generally for the election of directors, voting as a single class and acting at a meeting of stockholders or by written consent in accordance with the Delaware General Corporation Law, the Charter and the Bylaws, and (B) on or after the Trigger Date, solely by the vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.

(e) So long as the Principal Stockholder Group owns at least a majority of the outstanding shares of Company Common Stock and the Company is otherwise eligible to avail itself of any available “controlled company” exceptions to the corporate governance listing standards of Nasdaq, the Company may avail itself of any such exceptions, and, thereafter, the Company shall comply with the corporate governance listing standards of Nasdaq, including those relating to the composition of the committees of the Company Board.

(f) For the avoidance of doubt, each Principal Stockholder shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company.

Section 3.3 Committees of the Company Board. The Company, each Principal Stockholder and each Additional Principal Stockholder shall take all Necessary Action to cause the following committees of the Board of Directors to be comprised as set forth in this Section 3.3.

(a) Audit Committee. The Company shall maintain an audit committee of the Company Board (the “Audit Committee”), and shall cause the Audit Committee of the Company Board to consist solely of Company Independent Directors, and to otherwise satisfy the corporate governance listing standards of Nasdaq and applicable Law, in each case subject to any permitted exceptions.

(b) Compensation Committee. Unless otherwise consented to by the Principal Stockholders, the Company shall maintain a compensation committee of the Company Board (the “Compensation Committee”), which Compensation Committee, except as otherwise required from time to time by the corporate governance listing standards of Nasdaq and applicable Law, in each case subject to any permitted exceptions, may consist of any combination of Company Independent Directors and Principal Stockholder Directors as the Company Board may determine, subject to the Charter and Bylaws.

Section 3.4 Principal Stockholders Agreement to Vote. From and after the date hereof, each Principal Stockholder shall:

(a) cause its respective shares of Company Common Stock to be present for quorum purposes at any Company stockholder meeting at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting); and

(b) cause its respective shares of Company Common Stock to be voted in favor of the election of each Principal Stockholder Designee and each Company Independent Director designated and nominated for election at such meeting in accordance with this Agreement (or any action by stockholder consent to elect directors in lieu of a stockholder meeting).

ARTICLE IV

OTHER AGREEMENTS

Section 4.1 Restrictions on Transferability and Acquisitions.

(a) None of the Principal Stockholders or any THRC Party or Farris Party shall Transfer any shares of Company Common Stock to any other Principal Stockholder or THRC Party or Farris Party unless such transferee executes a joinder to this Agreement, in form and substance reasonably acceptable to the Company, to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Person effecting the Transfer (or, in the case of a Transfer of Company Common Stock between members of the THRC Group and the Farris Group, to be subject to the restrictions and obligations applicable to the other members of the receiving party’s Group) and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the Principal Stockholders or any Person effecting the Transfer from its obligations under this Agreement. Any Transfer in violation of this Agreement shall be void ab initio and of no force or effect.

(b) Each certificate or book entry representing shares of Company Common Stock held of record by the Principal Stockholders or any member of a Principal Stockholder Group shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON VOTING [AND TRANSFER] AND CERTAIN OTHER LIMITATIONS SET FORTH IN THE STOCKHOLDERS’ AGREEMENT DATED AS OF [•], 2021 AMONG PROFRAC HOLDING CORP., THRC HOLDINGS, LP AND FARRIS WILKS, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND SHALL BE PROVIDED TO A STOCKHOLDER OF THE COMPANY FREE OF CHARGE UPON A REQUEST THEREFOR.”

The legend set forth herein shall remain on all certificates representing such shares until the applicable Termination Date.

Section 4.2 Company Organizational Documents. The Company agrees not to adopt or propose any amendment, modification or restatement of or supplement to the Company’s Charter or Bylaws that would conflict with the provisions of this Agreement without the prior consent of the Principal Stockholders.

ARTICLE V

DISPUTE RESOLUTION

Section 5.1 General Provisions.

(a) Each of the Parties (i) irrevocably consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. Nothing in this Section 5.1 shall prevent any Party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. The Parties hereby agree that mailing of process or other papers in connection with such action, suit, or proceeding in the manner provided by Section 6.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party accordingly agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. In circumstances where a Party is obligated to take action under this Agreement and such Party fails to take such action each of the Parties expressly acknowledges and agrees that the other Party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Party, and that such other Party shall be entitled to enforce specifically the breaching Party’s obligations under this Agreement. Each Party accordingly agrees not to raise any objection to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 5.1(b). Each Party further agrees that no other Party and no other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.1(b), and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Corporate Power.

(a) Each Principal Stockholder represents on behalf of itself and the Company represents on behalf of itself, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 6.2 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, regardless of any Laws or legal principles that might otherwise govern under the applicable principles of conflicts of law thereof.

Section 6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 6.3:

If to the THRC Parties, to:

[•]

[with a copy to (which shall not constitute notice):

[•]

If to the Farris Parties, to:

[•]

[with a copy to (which shall not constitute notice):

[•]

If to the Company, to:

ProFrac Holding Corp.

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

Attention: [•]

Email: [•]

with a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, Texas 77002

Attention:         Michael S. Telle

Scott D. Rubinsky

Email:             mtelle@velaw.com

srubinsky@velaw.com

Section 6.4 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

Section 6.5 Entire Agreement. This Agreement (including the annexes, exhibits and letters hereto) together with the Charter and Bylaws constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the Parties with respect to the subject matter hereof and thereof.

Section 6.6 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of each other Party hereto. This Agreement is for the sole benefit of the Parties to this Agreement and the members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity (other than the Company Independent Directors pursuant to Section 6.7 or Section 6.10) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement

Section 6.7 Amendment; Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to this Agreement; provided that any amendment or modification of this Agreement shall require the prior approval of a committee consisting solely of Company Independent Directors. Either Principal Stockholder may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving; provided, further, that any waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written approval of a committee consisting solely of Company Independent Directors. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 6.8 Interpretations. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 6.9 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 6.10 Enforceable by the Company Independent Directors. All of the Company’s rights under this Agreement may be enforced exclusively by the Company Independent Directors; provided, that nothing in this Agreement shall require the Company Independent Directors to act on behalf of, or enforce any rights of, the Company. Any recovery in connection with an Action brought by the Company Independent Directors hereunder or thereunder shall be for the proportionate benefit of all Other Stockholders.

Section 6.11 THRC Representative. Each THRC Party, by executing and delivering this Agreement or a joinder hereto, hereby appoints THRC as the representative to act on behalf of the THRC Parties for all purposes under this Agreement (the “THRC Representative”), including the exercise of all rights of the THRC Parties hereunder and the making of all elections and decisions to be made by the THRC Parties pursuant to this Agreement. The Company hereby acknowledges and agrees that the THRC Representative shall have the power and authority to act on behalf of the THRC Parties pursuant to this Agreement and that the act of the THRC Representative shall constitute the act of each THRC Party for all purposes under this Agreement. The THRC Representative may assign the power and authority granted to the THRC Representative pursuant to this Section 6.11 to any other THRC Party, who shall thereafter serve as the THRC Representative. The Company shall be entitled to rely on any act or writing executed by the THRC Representative.

Section 6.12 Farris Representative. Each Farris Party, by executing and delivering this Agreement or a joinder hereto, hereby appoints Farris as the representative to act on behalf of the Farris Parties for all purposes under this Agreement (the “Farris Representative”), including the exercise of all rights of the Farris Parties hereunder and the making of all elections and decisions to be made by the Farris Parties pursuant to this Agreement. The Company hereby acknowledges and agrees that the Farris Representative shall have the power and authority to act on behalf of the Farris Parties pursuant to this Agreement and that the act of the Farris Representative shall constitute the act of each Farris Party for all purposes under this Agreement. The Farris Representative may assign the power and authority granted to the Farris Representative pursuant to this Section 6.12 to any other Farris Party, who shall thereafter serve as the Farris Representative. The Company shall be entitled to rely on any act or writing executed by the Farris Representative.

Section 6.13 Remedies; Proxy. It is specifically understood and agreed that breach of the provisions of this Agreement by any Party may result in irreparable injury to the other parties, that the remedy at law alone may be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other Parties may seek to enforce their respective rights by actions for specific performance (to the extent permitted by law). For purposes of enforcing certain covenants of the Principal Stockholders set forth in Sections 3.1, 3.2 and 3.4 of this Agreement and only in the event of a breach of such covenants by any or both Principal Stockholders, (i) in the event of a breach of such covenants by a Principal Stockholder (the “Breaching Principal Stockholder”), such Breaching Principal Stockholder hereby irrevocably appoints the other Principal Stockholder as its proxy, and hereby authorizes such other Principal Stockholder to vote, and such other Principal Stockholder shall vote, all the shares of Company Common Stock which the Breaching Principal Stockholder may be entitled to vote at any Company stockholder meeting at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting), with all powers which such Breaching Principal Stockholder would possess if personally present (or executing any such stockholder consent), in accordance with the provisions set forth in Sections 3.1, 3.2 and 3.4 of this Agreement and (ii) in the event of a breach of such covenants by both Principal Stockholders, each Principal Stockholder hereby irrevocably appoints the Executive Chairman and Secretary of the Company, each of them acting singly and with the power to appoint his or her substitute, as its proxy, and hereby authorizes such officers to vote, and such officers shall vote, all the shares of Company Common Stock which each Principal Stockholder may be entitled to vote at any Company stockholder meeting at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting), with all powers which each Principal Stockholder would possess if personally present (or executing any such stockholder consent), in accordance with the provisions set forth in Sections 3.1, 3.2 and 3.4 of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its respective representative thereunto duly authorized, all as of the date first written above.

PROFRAC HOLDING CORP.

By:
Name:
Title:

THRC HOLDINGS, LP

By:	THRC Management, LLC, its general partner

By:
Name:
Title:

Farris Wilks

[Signature Page to Stockholders’ Agreement]